Exhibit 99.1

Surface Ophthalmics Announces Positive Top-Line Results from Phase II Trial for SURF-201 (Betamethasone 0.2% in Klarity® vehicle) for the Treatment of Post-Cataract Surgery Pain and Inflammation

Investigational therapy SURF-201 met all primary endpoints for the treatment of pain and inflammation following cataract surgery

PLEASANTON, California – Surface Ophthalmics, Inc., a pharmaceutical company focused on the development and commercialization of innovative therapeutics for ocular diseases, today announced positive top-line results from the Phase II trial for SURF-201, an investigational therapy for the treatment of post-cataract surgery pain and inflammation. With twice-daily dosing, SURF-201 met its primary endpoints of absence of inflammation at both Day 8 and Day 15.

SURF-201 is 0.2% betamethasone, a unique and potent corticosteroid, formulated as a solution in Surface’s patented Klarity vehicle, and is intended to provide improved efficacy and safety when compared to currently used corticosteroids. SURF-201 marks the first ophthalmic therapeutic in the United States to utilize betamethasone, as well as being the first preservative-free unit dose therapy for the treatment of post-operative pain and inflammation.

The trial involved 91 patients and met the primary endpoints of complete clearance of anterior chamber cells, which is a marker for inflammation, at both Day 8 and Day 15 with p-values of 0.01 and 0.001, respectively. While SURF-201 was dosed at only twice a day, a higher percentage of patients were inflammation free by the end of the dosing when compared to the previously reported results of all other branded corticosteroids. In addition to inflammation, when looking at the secondary endpoint, an unprecedented high percentage of almost 90% of patients were pain free at Day 15. Overall, SURF-201 was found to be safe and well-tolerated and there was zero incidence of intraocular pressure increase of more than 10 mm/Hg from the base and exceeding the 22 mm/Hg mark.

“The extremely positive data for SURF-201 affirms not only the potential for this product, but also the merit of the common building blocks found across the therapies in our pipeline,” said Kamran Hosseini, MD, PhD, President and CEO, Surface Ophthalmics. “This is a critical point in time for Surface Ophthalmics – over the coming months, we will be moving forward with SURF-201 as well as advancing our pipeline of SURF-100 (Chronic Dry Eye) and SURF-200 (Episodic Dry Eye) into Phase II trials. Based on the data we received from this study, we feel even more confident that our building block approach to product development will continue to demonstrate positive results and allow us to fully recognize the potential of our robust pipeline to offer innovative solutions for unmet patient needs in the ophthalmic space.”

For more information on the 2021 outlook for Surface Ophthalmics, read the release here.

“These results are, to me, extremely promising – showing impressive reduction in pain and inflammation – giving us strong Phase II evidence that SURF-201 has benefits for patients following ocular surgery,” said Richard Lindstrom, MD, internationally recognized leader in corneal, cataract, refractive and laser surgery. “With SURF-201, I’m excited to see betamethasone, a potent and safe corticosteroid popular in many countries, advance through clinical trials in the United States. I expect SURF-201 to be a significant new treatment option for the eyecare community, particularly in its unique unit-dose, preservative-free solution with the comforting Klarity vehicle.”

ABOUT OUR CLINCIAL PROGRAMS

Surface Ophthalmics is advancing three clinical programs: one in chronic dry eye disease (SURF-100), one in episodic dry eye disease (SURF-200), and one in pain and inflammation following ocular surgery (SURF-201). These programs utilize Klarity as the delivery vehicle, which has a proven track record of protecting and rehabilitating the ocular surface.

In only two years, Surface has filed three unique INDs, moved one program (SURF-201) into Phase II clinical studies, and is preparing for two additional Phase II programs in the coming month.

ABOUT KLARITY®

The patented Klarity delivery vehicle is used across Surface Ophthalmics’ three current clinical programs. Developed by Richard L. Lindstrom, MD, inventor of Optisol GS (an advanced corneal preservation solution), Klarity is designed to protect and rehabilitate the ocular surface pathology for patients with moderate-to-severe dry eye disease.

ABOUT SURFACE OPHTHALMICS

Surface Ophthalmics, Inc. is a pharmaceutical company focused on development and commercialization of innovative therapeutics for ocular diseases. We are striving to solve key patient needs in eye care through leveraging deep expertise, a bold approach, an eye toward efficiency, and clear, differentiated clinical advantages. Our current drug pipeline consists of three proprietary drug candidates, all utilizing Klarity, a patented delivery vehicle. We are led by an experienced and proven management team and board of directors with over 80 years of ophthalmology related professional experience. For more information: http://surfaceophthalmics.com/.

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